Exhibit 99

Shareholder and Financial Analyst Contact
Cindy M. Schaus
Director -- Investor Relations
Phone (515) 284-2633
E-mail cindy.schaus@meredith.com

Media Contact
Art Slusark
Vice President -- Corporate Communication
Phone (515) 284-3404
E-mail art.slusark@meredith.com

MEREDITH CORPORATION BOARD DECLARES DIVIDEND

DES MOINES, IA (November 8, 2006) - The Meredith Corporation (NYSE: MDP) Board of Directors today declared a dividend of $0.16 per share, payable on December 15, 2006 to shareholders of record on November 30, 2006. The Company has paid a dividend for 59 consecutive years and has increased its dividend for 13 consecutive years.

Meredith shareholders, at the company's annual meeting today, reelected three directors to terms expiring in 2009. They are:  Herbert M. Baum, Chairman, President and Chief Executive Officer (retired), The Dial Corporation; Frederick B. Henry, President, The Bohen Foundation; and William T. Kerr, Chairman, Meredith Corporation.  James R. Craigie, President and Chief Executive Officer, Church & Dwight, Inc., was elected to a term expiring in 2009.  He replaces Nicholas L. Reding, who is retiring from the board.

ABOUT MEREDITH CORPORATION

Meredith (www.meredith.com) is one of the nation's leading media and marketing companies with businesses centering on magazine and book publishing, television broadcasting, integrated marketing, and interactive media. The Meredith Publishing Group features 26 subscription magazines -- including Better Homes and Gardens, Ladies' Home Journal, Family Circle, Parents, American Baby, Fitness, and More -- and publishes over 200 special interest publications under approximately 80 titles. Meredith owns 14 television stations, including properties in top-25 markets Atlanta, Phoenix, and Portland.

Meredith has more than 400 books in print and has established marketing relationships with some of America's leading companies including The Home Depot, DIRECTV, DaimlerChrysler, Wal-Mart, and Carnival Cruise Lines. Meredith's consumer database, which contains approximately 85 million names, is one of the largest domestic databases among media companies and enables magazine and television advertisers to target marketing campaigns precisely. Additionally, Meredith has an extensive Internet presence that includes 31 web sites and strategic alliances with leading Internet destinations. Meredith Hispanic Ventures publishes five Spanish-language titles, making Meredith the leading publisher serving Hispanic women in the United States.